Exhibit 99.1

Table 3
HARRIS CORPORATION
FY’06 Second Quarter Summary
CONSOLIDATED STATEMENT OF CASH FLOWS

	Two Quarters Ended
	December 30,	December 31,
	2005	2004
	(In millions)
Operating Activities
Net income	$80.3	$85.2
Adjustments to reconcile net income to net cash provided
by (used in) operating activities:
Depreciation and amortization	44.5	39.5
Non-current deferred income tax	1.9	4.5
Loss (gain) on the sale of securities available-for-sale	—	3.1
(Increase) decrease in:
Accounts and notes receivable	25.4	12.3
Inventories	(28.3)	(21.4)
Increase (decrease) in:
Accounts payable and accrued expenses	(46.8)	(48.7)
Advance payments and unearned income	16.0	3.0
Income taxes	3.1	(7.6)
Other	13.2	20.8

Net cash provided by operating activities	109.3	90.7

Investing Activities
Cash paid for acquired businesses	(443.5)	(426.4)
Additions of plant and equipment	(35.7)	(34.4)
Additions of capitalized software	(18.9)	(5.9)
Proceeds from the sale of securities available-for-sale	—	13.1

Net cash used in investing activities	(498.1)	(453.6)
Financing Activities
Proceeds from borrowings	321.1	69.4
Payment of borrowings	(23.0)	(76.8)
Proceeds from exercise of employee stock options	20.0	22.8
Repurchase of common stock	(6.0)	(36.2)
Cash dividends	(21.3)	(16.0)

Net cash provided by (used in) financing activities	290.8	(36.8)

Effect of exchange rate changes on cash and cash equivalents	(1.5)	2.6

Net (decrease) in cash and cash equivalents	(99.5)	(397.1)
Cash and cash equivalents, beginning of year	377.6	627.5

Cash and cash equivalents, end of period	$278.1	$230.4